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                                                                    EXHIBIT 99.1


                       Contact:  Philip A. Belyew
                                 President and Chief Executive Officer

                                 Wayne N. Nellums
                                 Senior Vice President, Chief Financial Officer


            TRANSIT GROUP FINALIZES NEW $150 MILLION CREDIT FACILITY


ATLANTA, Ga. (October 27, 1999) - Transit Group, Inc. (Nasdaq Small Cap:TRGP) today announced that it has negotiated a new five-year, $150 million credit facility to support the Company's ongoing acquisition and expansion program as well as the working capital and equipment requirements associated with the internal growth of its trucking subsidiaries. The new credit facility, with up to $40 million to be used for acquisition purposes, involves a syndicate of participating banks led by Bank One, N.A., AmSouth Bank N.A. and Bank of America N.A. are co-agents for the facility. The new credit agreement was arranged by Banc One Capital Markets, Inc.

     The new agreement replaces a $33 million revolver/term credit facility. With tiered interest rates, it is expected to reduce the Company's interest expense on outstanding borrowings by approximately 50 basis points compared with the existing facility.

     Commenting on the announcement, Transit Group's President and Chief Executive Officer Philip A. Belyew, said, "We are excited to establish a relationship with Bank One, a leading lender in the transportation industry. We are also pleased to begin a relationship with Bank of America and the other prestigious lenders supporting this agreement while building on our long-established relationship with AmSouth.

     "This new arrangement significantly enhances our ability to grow and enables us to expand our acquisition capabilities. It is our intent to target non-asset-based transportation companies in our future acquisition strategy. The new credit facility reduces our effective interest costs, is extremely flexible, and provides for future growth," Belyew concluded.


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TRGP Finalizes New Credit Facility
Page 2
October 27, 1999


     Comments in this news release regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business and is pursuing a growth strategy that relies in part on the completion of acquisitions of companies in the trucking industry, all of which are subject to the completion of definitive agreements, due diligence, and other customer conditions. There can be no assurance that in its highly competitive business environment, the Company will successfully improve its operating profitability or consummate such acquisitions.

     Transit Group, headquartered in Atlanta, is a holding company in the business of acquiring and consolidating short-, medium- and long-haul trucking companies, particularly truckload carriers. Trucking companies that operate as divisions of Transit Group are located in Alabama, Florida, Indiana, Kentucky, Mississippi, New York, North Carolina, Wisconsin, and Canada, and comprise a fleet of approximately 3,000 power units and 7,000 trailers, serving customers throughout the U.S. and in Canada.

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